DRESSER INDUSTRIES, INC.
                LONG-TERM INCENTIVE AND RETENTION PLAN




                        Effective July 17, 1997
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                       DRESSER INDUSTRIES, INC.
                LONG-TERM INCENTIVE AND RETENTION PLAN



                         ARTICLE 1:  PREAMBLE

     Effective as of July 17, 1997, Dresser Industries, Inc. establishes the Dresser Industries, Inc. Long-Term Incentive and Retention Plan. This Plan is intended to be a bonus program, as described in 29 CFR Section 2510.3-2(c), and, accordingly, is not a plan described in the Employee Retirement Income Security Act of 1974. This plan is also intended to qualify as a "performance-based" program under Section 162(m) of the Internal Revenue Code. As such, the Plan will be submitted for shareholder approval.


                        ARTICLE 2:  DEFINITIONS

     Words and phrases appearing in this Plan shall have the respective meanings set forth in this Article, unless the context clearly indicates to the contrary.

     (a) AVERAGE PRICE. The price per share on a Trading Day determined by adding the high and low prices for the Trading Day and dividing their sum by two.

     (b)  CHANGE IN CONTROL.

          (1)  The sale of all or a majority of Dresser's assets;

          (2)  Dresser's liquidation or dissolution;

          (3) The purchase by any persons or entities of beneficial ownership of at least 30 percent of Dresser's common stock (or 30 percent of the combined voting power of Dresser's then outstanding voting securities entitled to vote generally in the election of directors); or

          (4) The approval by Dresser's stockholders of a reorganization, merger, or consolidation, the result of which is that the persons or entities which were stockholders immediately before the transaction do not own more than 50 percent of the combined voting power of the surviving entity's then outstanding voting securities entitled to vote generally in the election of directors.

     (c) DISABILITY. Any physical or mental condition which renders a Participant incapable of performing the work for which the Participant was employed by Dresser or similar work for Dresser, as certified in writing by a doctor of medicine and as approved by Dresser.

     (d)  DRESSER.  Dresser Industries, Inc., a Delaware corporation.

     (e) PARTICIPANT. An individual to whom Restricted Stock is awarded under this Plan. A management employee who terminates employment shall cease to be a Participant, notwithstanding the designation in Article 3.

     (f) PERFORMANCE SHARE. A hypothetical share of Dresser common stock, as described in the Plan.

     (g)  PERFORMANCE YEAR.  The calendar year.

     (h)  PLAN.  Dresser Industries, Inc. Long-Term Incentive and
Retention Plan.

     (i) RESTRICTED STOCK. Dresser common stock, restricted in the manner described in Article 6.

     (j) SHARE PRICE TARGET. The target price of a share of Dresser common stock, determined according to the following chart:



          PERFORMANCE YEAR         SHARE PRICE TARGET

                1997                     $39.00
                1998                     $45.00
                1999                     $53.00
                2000                     $61.00


The Share Price Target shall be adjusted, if necessary, to take into account any stock splits.

     (k) TRADING DAY. A day on which Dresser common stock is traded on the New York Stock Exchange.


                       ARTICLE 3:  ELIGIBILITY

Individuals designated by the Board of Directors of Dresser
Industries, Inc. as Participants shall participate in the Plan.
The grants described in the Plan are made subject to shareholder approval of the Plan.


                    ARTICLE 4:  PERFORMANCE SHARES

     As soon as practicable after July 17, 1997, each Participant shall receive a grant of 50,000 Performance Shares. Generally, Performance Shares shall be converted to Restricted Stock in accordance with Article 5, as long as the objective performance goals of that Article are met. Unless specifically provided for by the Executive Compensation Committee of the Board of Directors, unconverted Performance Shares shall be forfeited upon the earlier of:

     (a)  Termination of the Participant's employment for any reason;
or

     (b)  January 1, 2001.


                    ARTICLE 5:  PERFORMANCE GOALS

     If the performance goal for a Performance Year or subsequent Performance Years is/are met, a Participant's Performance Shares shall be converted to Restricted Stock as soon as practicable following the designated Performance Year in accordance with the following schedule:


     PERFORMANCE YEAR         PERFORMANCE SHARES CONVERTED

           1997                           5,000
           1998                          10,000
           1999                          15,000
           2000                          20,000


     However, if a Share Price Target is met in advance of the designated Performance Year, Performance Shares shall be earned at that time, but will not be converted until immediately following the DESIGNATED Performance Year.

A performance goal is met for a Performance Year, if the average price per share of Dresser common stock exceeds the Share Price Target:

     (a) At least 90 Trading Days (not necessarily consecutive) within the Performance Year; or
     (b) At least 20 Trading Days (not necessarily consecutive) within a period of 30 consecutive Trading Days, which ends on or before the last day of the Performance Year.



     If the performance goal for the Performance Year is not met, 50 percent of the Performance Shares which would have been converted to Restricted Stock shall be forfeited. The remainder of these Performance Shares shall be added to the schedule of Performance Shares for the next Performance Year. This carryover shall continue on this basis each year until the plan concludes January 1, 2001.


                    ARTICLE 6:  RESTRICTED STOCK

     Stock certificates evidencing the award of Restricted Stock in accordance with Article 5 shall be registered on Dresser's books in the name of the Participant on the date Performance Shares are converted to Restricted Stock. Each certificate evidencing Restricted Stock shall bear an appropriate legend referring to the terms, conditions and restrictions described in the Plan. Any attempt to dispose of such shares of Restricted Stock in contravention of such terms, conditions and restrictions shall be invalid.

     All restrictions on a share of Restricted Stock shall lapse after a period ending on the earliest of:

     (a)  The third anniversary of the date the share was issued;

     (b) The Participant's termination of employment after attainment of age 65;

     (c)  The Participant's Disability;

     (d)  A Change in Control; or

     (e)  Such earlier date as the Board of Directors may determine.

     If a Participant's employment terminates before the end of this period of restriction, the Participant shall forfeit the Restricted Stock.

     During the period of restriction, the Participant shall be entitled to all other rights of a shareholder of Dresser common stock, including the right to vote the shares of Restricted Stock and the right to receive dividends on those shares. Subject to Article 10, once the restriction period ends, the Participant shall be entitled to physical custody of the stock, which, at such time, shall become fully transferable.


                      ARTICLE 7:  ADMINISTRATION

     The Executive Compensation Committee of the Board of Directors of Dresser Industries, Inc. shall have full discretionary authority to interpret and apply the terms of this Plan document. This grant of authority shall be broadly construed and shall include the authority to find facts, to reach conclusions of law, to interpret and apply ambiguous terms, and to supply missing terms reasonably necessary to interpret the Plan.


                 ARTICLE 8:  AMENDMENT OR TERMINATION

     The Plan may be amended or terminated in whole or in part by Dresser's Board of Directors in its sole discretion, provided that such amendment or termination shall not cause the forfeiture of Restricted Stock awarded to a Participant prior to the date of amendment or termination. In addition, shareholder approval is required for any material amendment of the Plan.


               ARTICLE 9:  RIGHT TO CONTINUED EMPLOYMENT

     Nothing in this Plan shall confer on a Participant any right to continue in Dresser's employment or in any way affect Dresser's right to terminate the Participant's employment without prior notice at any time for any or no reason.


                       ARTICLE 10:  WITHHOLDING

     Dresser shall meet the tax withholding obligations imposed by any government with respect to grants of Restricted Stock, or the lapse of restrictions on such stock. To meet this obligation, Dresser may withhold from other cash payments due the Participant. If the amount so withheld is not sufficient, Dresser will withhold from any distribution of stock released to the Participant in accordance with
Article 6 a number of shares with a market value not less than the withholding obligation and cancel (in whole or in part) the shares so withheld in order to reimburse Dresser for the payment of withholding taxes.


                    ARTICLE 11:  FORCE AND EFFECT

     The various provisions of this Plan are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.


                     ARTICLE 12:  PREVAILING LAWS

     This Plan shall be construed and enforced in accordance with and governed by the laws of the State of Texas, to the extent not governed by the laws of the State of Delaware applicable to corporations and the issuance of stock by Delaware corporations.


IN WITNESS WHEREOF, this Plan is executed as of the day and year written below by Dresser's duly authorized officer, effective as of July 17, 1997.


Dated:

DRESSER INDUSTRIES, INC.


By:

Title: